Exhibit 99.1

INTERNATIONAL COAL GROUP, INC.

Text of Certain Information Made Available to Potential Investors on July 24, 2007 in Connection with a Proposed Offering of Convertible Senior Notes due 2012

This information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

Our company

Minimal level of long-term legacy liabilities. Compared to other publicly traded U.S. coal producers, we have among the lowest long-term legacy liabilities, based on publicly filed information. As of June 30, 2007, we had total accrued workers’ compensation liabilities of $4.4 million, Coal Act liabilities of $5.1 million, post-retirement employee obligations of $19.9 million, “black lung” liabilities of approximately $22.9 million and reclamation liabilities of $99.5 million. In addition, our entire workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines.

Recent financial information

The following table reflects our total debt and capital leases as of June 30, 2007 and as of June 30, 2007 after giving effect to the convertible notes offering and the amendment to our senior credit facility:

	June 30, 2007
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Senior credit facility	$65,000	$—
Senior notes	175,000	175,000
Convertible notes	—	180,000
Equipment notes	15,212	15,212
Capital leases and other	3,456	3,456

Total	258,668	373,668
Less current portion	8,975	8,975

Long-term debt and capital leases	$249,693	$364,693

Liquidity

Our business is capital intensive and requires substantial expenditures for, among other things, purchasing, upgrading and maintaining equipment used in developing and mining our coal lands, as well as remaining in compliance with environmental laws and regulations. Our principal liquidity requirements are to finance our coal production, fund capital expenditures and service our debt and reclamation obligations. We may also engage in acquisitions from time to time. Our primary sources of liquidity to meet these needs are cash flows from sales of our coal, other income, borrowings under our senior credit facility and capital equipment financing arrangements.

As of June 30, 2007, our total cash was $16.5 million, we had $65.0 million drawn and we had $66.2 million of letters of credit issued under our $325.0 million senior credit facility. However, weak performance in the first half of the year led management to believe that we would not be able to meet the financial covenants in our senior credit facility at future required certification dates. As a result, we did not expect to have access to the availability under our senior credit facility.

Accordingly, management proactively sought additional sources of liquidity to provide financial flexibility and to avoid constraining our capital growth program for the Beckley complex, Philippi’s Sentinel-Clarion mine and Tygart No. 1 complex. On July 16, 2007, we and our subsidiaries, including ICG, LLC, entered into a $25.0 million bridge loan facility with a certain fund affiliated with WLR, our largest stockholder. We and our subsidiaries are jointly and severally liable for the loan. A portion of the net proceeds of the convertible notes offering will be used to repay this loan in its entirety.

Further, we received approval from the lenders of our senior credit facility to amend certain covenants to allow for additional flexibility under our financial covenants which include: a maximum leverage ratio, a minimum interest coverage ratio and maximum capital expenditures and to allow for this transaction. The amendment to our senior credit facility will be effective concurrently with the closing of the convertible notes offering and will also reduce our total senior credit facility commitments by the same amount of the gross proceeds from the convertible notes offering. We expect the amendment, together with the convertible notes offering, will provide us with sufficient flexibility and liquidity to achieve our business plan through 2008. After giving effect to the convertible notes offering and the amendment to the senior credit facility, as of June 30, 2007, our liquidity would have been $179.3 million, consisting of cash of $100.5 million and $78.8 million available for borrowing under our senior credit facility.

Ratio of earnings to fixed charges

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	AEI Resources (Predecessor to Horizon)		Horizon (Predecessor to International Coal Group, Inc.)					International Coal Group, Inc.
	Year ended December 31, 2001	Period from January 1, 2002 to May 9, 2002	Period from May 10, 2002 to December 31, 2002		Year ended December 31, 2003		Period January 1, 2004 to September 30, 2004	Period May 13, 2004 to December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2006	Three months ended March 31, 2007
Ratio of earnings to fixed charges(1)	0.16x	21.08x	—	(2)	—	(2)	0.07x	2.77x	3.98x	0.10x	—	(2)

(1)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

(2)	Our earnings were insufficient to cover fixed charges for the period from May 10, 2002 to December 31, 2002, the year ended December 31, 2003, and the three months ended March 31, 2007 by approximately $910.8 million, $324.1 million and $21.4 million, respectively. The amount of additional earnings needed to obtain a ratio of earnings to fixed charges of 1x was approximately $117.6 million for the year ended December 31, 2001, $829.6 million for the period from May 10, 2002 to December 31, 2002, $176.7 million for the year ended December 31, 2003, $107.7 million for the period January 1, 2004 to September 30, 2004, $19.2 million for the year ended December 31, 2006 and $15.2 million for the three months ended March 31, 2007.

Amended senior credit facility

We currently have a $325.0 million senior credit facility. Upon the issuance of the convertible notes, and after giving effect to the Amendment (as described below), the commitments under our senior credit facility will be reduced from $325.0 million to $145.0 million (assuming no exercise of the over-allotment option) and our sublimit for the issuances of letters of credit will be reduced from $125.0 million to $80.0 million, we will not have any amounts outstanding under our senior credit facility and we will have $66.2 million of letters of credit issued. If the over-allotment is exercised, the commitments under our senior credit facility will be reduced on a commensurate basis.

We have received approval from our lenders under the senior credit facility to amend that facility (the “Amendment”) concurrently with the closing of the convertible notes offering. The Amendment will permit us to issue the convertible notes, amend the financial covenants set forth in our senior credit facility and reduce the commitments available to us under our senior credit facility. The effectiveness of the Amendment is conditioned upon the convertible notes offering being completed on or before August 15, 2007.

The Amendment will modify the maximum leverage ratio permitted so that we may not exceed the following ratio at anytime during the periods indicated: (i) 8.75 to 1.00 from March 31, 2007 through December 31, 2007, (ii) 8.50 to 1.00 from January 1, 2008 through March 31, 2008, (iii) 7.50 to 1.00 from April 1, 2008 through June 30, 2008, (iv) 6.25 to 1.00 from July 1, 2008 through September 30, 2008, (v) 5.50 to 1.00 from October 1, 2008 through December 31, 2008, (vi) 4.00 to 1.00 from January 1, 2009 through December 31, 2009, and (vii) 2.75 to 1.00 on January 1, 2010 and thereafter.

The Amendment will modify the minimum interest coverage ratio so that on any testing date such ratio may not be less than the following ratio during the periods indicated: (i) 1.25 to 1.00 from March 31, 2007 through June 30 2008, (ii) 1.75 to 1.00 from July 1, 2008 through September 30, 2008, (iii) 2.00 to 1.00 from October 1, 2008 through December 31, 2008, (iv) 3.50 to 1.00 on January 1, 2009 through December 31, 2009, and (v) 4.00 to 1.00 on January 1, 2010 and thereafter.

The Amendment will modify the maximum amount of capital expenditures that we are permitted to make in any fiscal year as follows: (i) $180.0 million during the 2007 fiscal year, (ii) $180.0 million during the 2008 fiscal year, (iii) $225.0 million during the 2009 fiscal year, (iv) $200.0 million during the 2010 fiscal year, and (v) $100.0 million during the 2011 fiscal year.

In addition, pursuant to the Amendment we are required to apply the net proceeds of the convertible notes offering, first, to repay the $25.0 million bridge loan facility that we and our subsidiaries borrowed on July 16, 2007 from a fund affiliated with WLR, our largest stockholder, and, second, to repay all loans outstanding under the senior credit facility. Pursuant to the Amendment, effective on the date of receipt of the net proceeds from the convertible notes offering, the commitments under our senior credit facility will be reduced by an amount equal to the gross proceeds received by us in connection with the convertible notes offering and our sublimit for the issuances of letters of credit will be reduced from $125.0 million to $80.0 million.

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